Exhibit 23.1

           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


                              October 26, 2006

The Board of Directors
Casino Players, Inc.
2400 E. Commercial Blvd., #618
Ft. Lauderdale, FL  33308

We hereby consent to the incorporation by reference in the Registration Statement on Form SB-2 to be filed with the Securities and Exchange Commission of our report dated September 5, 2006, with respect to the financial statements of Casino Players, Inc. for the year ended December 31, 2005, and our report dated September 27, 2005 with respect to financial statements of Casino Rated Players, Inc. for the year ended December 31, 2004.

We also consent to the reference to our firm under the caption "Experts" in this registration statement.

Baum & Company, P.A.


/s/ Baum & Company, P.A.
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